FREE WRITING PROSPECTUS Dated February 19, 2014	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-04

ALLY AUTO RECEIVABLES TRUST 2014-SN1

Issuing Entity

$1,008,699,000 Asset Backed Notes, Class A

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer and Administrator

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated February 19, 2014 and a prospectus dated February 19, 2014, which describe the Class A Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless:

•	the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAA (sf)/ AAAsf) obligations by Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings, Inc. (“Fitch”), and

•	the Class A-1 Notes are rated in the highest rating category for short-term (A-1+ (sf)/ F1+sf) obligations by S&P and Fitch.

Other Fees and Expenses

The following table describes the compensation payable to S&P and Fitch for providing an initial rating and five years of surveillance of the notes.

S&P Fee	$270,000
Fitch Fee	$252,500

Credit Suisse	Deutsche Bank Securities	RBC Capital Markets

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.